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                                                                    Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 11, 2004 (for the reorganized company) and November 22, 2002 (for the predecessor company), which appear in Anchor Glass Container Corporation's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our reports dated February 11, 2004 (for the reorganized company) and November 22, 2002 (for the predecessor company) relating to the financial statement schedules, which appear in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
Tampa, Florida

April 7, 2004